Exhibit 99.1

Neurotrope Announces Reverse Split of Common Stock in Preparation for NASDAQ Uplisting

NEW YORK, January 12, 2017, /PRNewswire/ -- Neurotrope, Inc. (OTCQB: NTRP), a clinical-stage biopharmaceutical company developing novel therapies for neurodegenerative diseases, including Alzheimer's disease, announced today that its Board of Directors has approved a 1-for-32 reverse stock split of the Company's issued and outstanding common stock. The reverse stock split was effective prior to the stock market opening on January 12, 2017. With the successful implementation of the reverse stock split and provided that the Company’s common stock meets the NASDAQ minimum bid price requirement, the Company believes it will meet all requirements for listing Neurotrope’s common stock on the NASDAQ Capital Market.

"We have elected a reverse stock split to allow Neurotrope to meet the listing requirements of the NASDAQ Capital Market," stated Dr. Susanne Wilke, CEO of Neurotrope. "We believe that a listing on NASDAQ can provide benefit to our stockholders by improving liquidity and increasing the appeal of our stock to institutional investors. The Board has made the decision that the Company should be listed on NASDAQ when we are expected to announce news in April 2017 of our top line results in our 148 patient, double-blinded, placebo-controlled clinical trial in moderate to severe Alzheimer's disease patients."

Each stockholder's percentage ownership interest in Neurotrope and the proportional voting power will remain unchanged after the reverse stock split. In addition, the rights and privileges of the holders of Neurotrope common stock are unaffected by the reverse stock split. This reverse stock split became effective as of 5:00 p.m. ET on January 11, 2017 and the Company's common stock will begin trading on a post-split basis under the symbol "NTRPD" at the open of trading on Thursday, January 12, 2017.

In the reverse stock split, every 32 shares of issued and outstanding common stock were converted into one share of common stock, with all fractional shares being rounded up to the nearest whole share. No fractional shares will be issued in connection with the reverse stock split. The reverse stock split will reduce the number of shares of issued and outstanding common stock from approximately 220 million pre-split shares to approximately 7 million post-split shares. Proportional adjustments will be made to Neurotrope's outstanding warrants and stock options.

The Company's ticker symbol will remain unchanged, although a "D" will be placed at the end of the NTRP ticker symbol (NTRPD) for 20 business days following the stock split. The Company's common stock will also be identified under a new CUSIP number (64129T207). Before any listing of the common stock on the NASDAQ Capital Market could occur, NASDAQ will need to approve the Company's application for listing. There can be no assurance that the Company's application for listing will be approved.

Additional information regarding the reverse stock split is contained in the Company's Current Report on Form 8-K as filed with the SEC on January 12, 2017.

About Neurotrope

Neurotrope is at the forefront of developing a novel therapy to treat and potentially reverse moderate to severe Alzheimer's disease and other neurodegenerative diseases. The Company’s world-class science is a paradigm shifting approach that treats the underlying cause of Alzheimer’s disease.

The scientific basis of our treatment is activation of Protein Kinase C isozymes ε and α by bryostatin, a natural product, which in mouse Alzheimer’s disease models was demonstrated to result in repair of damaged synapses as well as synaptogenesis, the induction of new neuronal networks, reduction of toxic beta-amyloid generation, prevention of neuronal death, and enhancement of memory and learning, thus having the potential to improve cognition and behavior in Alzheimer's disease.

Neurotrope is conducting a Phase 2 trial of bryostatin in the treatment of moderate to severe Alzheimer’s disease, as well preclinical studies of bryostatin-1 as a treatment for Fragile X Syndrome and Niemann-Pick Type C disease, two rare genetic diseases for which only symptomatic treatments are currently available. The FDA has granted Orphan Drug Designation to Neurotrope for bryostatin-1 as a treatment for Fragile X Syndrome. Bryostatin-1 has undergone testing in over 1,500 people establishing a large safety database.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. These forward-looking statements include statements regarding the proposed study and timing of initiation, and continued development of use of bryostatin for Alzheimer's disease and other cognitive diseases, and the Company's ability to list its common shares on a major stock exchange. Such forward-looking statements are subject to risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or cause actual results to differ materially from expected or desired results may include, without limitation, the Company's inability to obtain adequate financing, the significant length of time associated with drug development and related insufficient cash flows and resulting illiquidity, the Company's patent portfolio, the Company's inability to expand the Company's business, the Company's inability to meet listing requirements for major stock exchanges, significant government regulation of pharmaceuticals and the healthcare industry, lack of product diversification, availability of the Company's raw materials, existing or increased competition, stock volatility and illiquidity, and the Company's failure to implement the Company's business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC, including the Company's Annual Report on Form 10-K for the year ended December 31, 2015 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2016. The Company does not undertake to update these forward-looking statements.

Please visit www.neurotropebioscience.com for further information.

For additional information, please contact:

Neurotrope Bioscience, Inc.
Jeffrey Benison, Investor Relations
212.334.8709 or 516.286.6099
jbenison@neurotropebioscience.com